Exhibit 10.21

ROARING FORK HOLDING, INC.

2016 STOCK OPTION PLAN

1.              Purpose of Plan.  This 2016 Stock Option Plan (the “Plan”) of Roaring Fork Holding, Inc., a Delaware corporation (the “Company”), is designed to provide incentives to such present and future employees, directors, officers, consultants or advisors of the Company or its subsidiaries (“Participants”), as may be selected in the sole discretion of the Committee, through the grant of Options by the Company to Participants. Only those Participants who are employees of the Company or its Subsidiaries shall be eligible to receive incentive stock options within the meaning of Section 422 of the Code. This Plan is a compensatory benefit plan within the meaning of Rule 701 of the Securities Act of 1933, as amended, and, unless and until the Company’s Common Stock is publicly traded, the issuance of options to purchase shares of the Company’s Common Stock pursuant to the Plan and the issuance of shares of Common Stock pursuant to such options are, to the extent permitted by applicable federal securities laws, intended to qualify for the exemption from registration under Rule 701 of the Securities Act.

2.              Definitions.  Certain terms used in this Plan have the meanings set forth below:

“Board” means the Company’s board of directors.

“Cause” shall have the meaning ascribed to such term in any written offer letter or employment or severance agreement between the Company or any Subsidiary of the Company and such Participant, or in the absence of any such written agreement, shall mean (i) the commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers if the act or omission was wrongful or deliberate, or any other crime involving moral turpitude, (ii) conduct tending to bring the Company or any of its Subsidiaries into public disgrace or disrepute or economic harm, (iii) repeated material failure or inability to perform duties and/or obligations as reasonably directed by the Board or its designees, after demand for performance has been given by the Board or its designees that identifies how such Participant has not performed its duties and/or obligations, (iv) gross negligence or misconduct with respect to the Company or any of its Subsidiaries, (v) such Participant’s personal bankruptcy or insolvency, (vi) any other material breach of (A) any written agreement between the Company and such Participant evidencing the grant of any Option (B) the Company’s written code of conduct and business ethics or (C) any other written agreement between such Participant and the Company or any Subsidiary of the Company or (vii) excessive and unreasonable absences from such Participant’s duties for any reason (other than authorized vacation or sick leave) or as a result of such Participant’s inability to perform the essential duties, responsibilities and functions of its position with the Company as a result of any mental or physical disability or incapacity, which continues for 60 business days in any consecutive 6 month period.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company Stock” means, collectively, the Common Stock and any other class or series of shares of capital stock hereafter created by the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be amended from time to time.

“Committee” shall mean the committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more directors as appointed from time to time to serve by the Board. In the absence of the appointment of any such Committee, any action permitted or required to be taken hereunder shall be deemed to refer to the Board.

“Company Group” means the Company and its Subsidiaries.

“Competitive Activity” means, with respect to a Participant, during the term of such Participant’s employment with the Company or any of its Subsidiaries and during the two year period immediately following such Participant’s Termination Date, directly or indirectly, for himself or for any other Person, Participating in any Competitive Business or any business in which the Company is engaged or is planning to engage as of such Participant’s Termination Date; provided that the passive ownership by such Participant of not more than one percent (1%) of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange will not be deemed to be a Competitive Activity, so long as such Participant has no active Participation in the business of such corporation.

“Competitive Business” means any business in the geographic area set forth in the non-competition provision in any written employment or severance agreement between the Company or any Subsidiary of the Company and such Participant (or, in the absence of the designation of any such geographic area in any such written agreement, any geographic area or country where the Company or any Subsidiary of the Company generates revenues) engaged in the “Restricted Business” set forth in the non-competition provision in any written employment or severance agreement between the Company or any Subsidiary of the Company and such Participant (or, in the absence of the designation of any such “Restricted Business” in any such written agreement, in the provision of services within the identity and access management software and solutions industry related to any product, business, activity or service line of any person, entity or company that is in competition with any product, business, activity or service line of the Company).

“Effective Date” means June 30, 2016.

“Fair Market Value” of an Option Share means the fair market value thereof as determined in good faith by the Committee or, in the absence of the Committee, by the Board.

“Good Reason” shall have the meaning ascribed to such term in any written offer letter or employment or severance agreement between the Company or any Subsidiary of the Company and such Participant, or in the absence of any such written agreement, shall mean Participant resigns from employment with the Company or any Subsidiary of the Company as a result of one or more of the following reasons:  (i) the Company reduces by more than 10% the amount of Participant’s base salary, or (ii) the Company makes a material adverse change in Participant’s duties or responsibilities with the Company or any Subsidiary of the Company, provided that a change in title or a change in the person or office to which Participant reports, shall not, by itself, constitute such a material adverse change.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 10% of the Company’s Common Stock on a fully-diluted basis (a “10% Owner”), who is not controlling, controlled by or under common control with any such 10% Owner and who is not the spouse or descendant (by birth or adoption) of any such 10% Owner or a trust for the benefit of such 10% Owner and/or such other Persons.

“Investors” means Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., and VEPF VI FAF, L.P. and any affiliate of any of the foregoing Persons that holds Common Stock, and “Investor” means any of the Investors individually.

“IPO” means an initial public offering and sale of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act.

“Option” means any option enabling the holder thereof to purchase any shares of the Company’s Common Stock granted by the Committee pursuant to the provisions of this Plan. Options to be granted under this Plan may be incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) or in such other form, consistent with this Plan, as the Committee may determine.

“Option Shares” means the shares of the Company’s Common Stock acquired (or to be acquired) pursuant to the exercise of any Option.

“Original Cost” of each Option Share will be equal to the price paid therefor (in each case, as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting such share of Common Stock subsequent to any such purchase).

“Participate” (and the correlative terms “Participating” and “Participation”) includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Sale of the Company” means (i) any sale or transfer by the Company or its Subsidiaries of all or substantially all (as defined under Delaware law) of their assets on a consolidated basis, or (ii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any person or group other than the Investors obtains possession of voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent Reorganization” means any solvent reorganization of the Company or any Subsidiary of the Company, including by merger, consolidation, recapitalization, transfer or sale of shares or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with a third party that is not a member of the Company Group or its Affiliates (which Affiliates may include an entity formed for the purpose of such Solvent Reorganization)), in which:

(i)                                 all holders of Option Shares are offered the same consideration in respect of such Option Shares;

(ii)                              the pro rata indirect economic interests of the holders of Option Shares in the business of the Company, relative to each other and all other holders, directly or indirectly, of equity securities in the Company Group (other than those held by entities within the Company Group), are preserved; and

(iii)                           the rights of the holders of Option Shares are preserved in all material respects (it being understood by way of illustration and not limitation that the relocation of a covenant or restriction from one instrument to another shall be deemed a preservation if the relocation is necessitated, by virtue of any law or regulations applicable to the Company Group following such Solvent Reorganization, as a result of any change in jurisdiction or form of entity in connection with the Solvent Reorganization; provided that such covenants and restrictions are retained in instruments that are, as nearly as practicable and to the extent consistent with business and transactional objectives, equivalent to the instruments in which such restrictions or covenants were contained prior to the Solvent Reorganization).

“Strategic Transaction” means a transaction with or involving a strategic partner, i.e., a Person who, as determined by the Board, will benefit the Company as a result of experience, expertise, knowledge or relationships.

“Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

“Termination Date” means the first date on which a Participant is no longer employed (or in the case of a Participant who was not an employee, the first date on which such Participant is no longer acting as a director or officer of, or consultant or advisor to, the Company or its Subsidiaries) by the Company or its Subsidiaries for any reason.

“Termination Event” means the first to occur of any (i) Sale of the Company, or (ii) sale or transfer to any third party of shares of the Company’s capital stock by the holders thereof as a result of which any person or group other than the Investors obtains possession of voting power (under ordinary circumstances) to elect a majority of the Company’s board of directors.

3.              Grant of Options.  The Committee shall have the right and power to grant to any Participant such Options at any time prior to the termination of this Plan in such quantity, at such exercise price, which may be Fair Market Value or such other value as determined by the Committee and set forth in a written award agreement with respect to an Option, and on such other terms and subject to such conditions that are consistent with this Plan and established by the Committee. Options granted under this Plan shall be subject to such terms and conditions and evidenced by agreements as shall be determined from time to time by the Committee. Any Participant acquiring Common Stock pursuant to an Option shall be required to pay in full the exercise price related thereto, except as otherwise set forth in a written award agreement with respect to an Option.

4.              Administration of the Plan.  The Committee shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to the full power and authority (i) to interpret the terms of this Plan, the terms of any Options granted under this Plan and the rules and procedures established by the Committee governing any such Options, (ii) to determine the rights of any person under this Plan or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Committee, (iii) to correct any defect or omission or reconcile any inconsistency in the Plan or in any Option granted hereunder, (iv) to determine whether any Options are subject to and/or comply with the requirements of Code Section 409A or the regulations thereunder and (v) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. Each action of the Committee shall be binding on all persons. Notwithstanding any provision to the contrary contained in this Plan or any separate written agreement between the Company and any Participant with respect to any Option pursuant to this Plan, any unvested Options that do not become vested immediately prior to, or in connection with, any Sale of the Company shall be forfeited and cancelled with concurrent effect upon the consummation of any such transaction, and no Participant nor any other Person shall have any further rights or obligations with respect to such forfeited Options.

It is the Company’s intent that, except as otherwise specifically provided in a written award agreement with respect to an Option, the Options not be treated as a nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) or (4) of the Code and that any ambiguities in construction be interpreted in order to effectuate such intent. Options under the Plan shall contain such terms as the Committee determines are appropriate to be exempt from, or comply with, the requirements of Section 409A of the Code. In the event that, after the issuance of an Option under the Plan, Section 409A of the Code or the regulations thereunder are amended, or the Internal Revenue Service or Treasury Department issues additional guidance interpreting Section 409A of the Code, the Committee may modify the terms of any such previously issued Option to the extent the Committee determines that such modification is necessary to comply with the requirements of Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on any Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

5.              Limitation on the Aggregate Number of Shares of Common Stock.  The number of shares of Common Stock with respect to which Options may be granted under this Plan (and which may be issued upon the exercise or payment thereof) shall not exceed, in the aggregate, 40,000 shares of Common Stock (as such number is equitably adjusted pursuant to Section 8 hereof). If any Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of shares of Common Stock or payment thereunder, the shares with respect to which such Options were granted shall again be available under this Plan. Similarly, if any shares of Common Stock issued hereunder upon exercise of Options are repurchased hereunder, such shares shall again be available under this Plan for reissuance as Options.

6.              Incentive Stock Options.  Any of the Options to be granted hereunder may constitute Incentive Stock Options to the extent expressly designated as such by the Committee or the Board. All Incentive Stock Options (i) shall have an exercise price per share of Common Stock of not less than 100% of the Fair Market Value of such share on the date of grant, (ii) shall not be exercisable more than ten years after the date of grant, (iii) shall not be transferable other than by will or under the laws of descent and distribution and, during the lifetime of the Participant to whom such Incentive Stock Options were granted, may be exercised only by such Participant (or his guardian or legal representative) and (iv) shall be exercisable only during the Participant’s employment by the Company or a Subsidiary, provided, however, that the Committee may, in its discretion, provide at the time that an Incentive Stock Option is granted that such Incentive Stock Option may be exercised for a period ending no later than either (x) the termination of this Plan in the event of the Participant’s death while an employee of the Company or a Subsidiary or (y) the date which is three months after the Termination Date for any other reason. The Committee’s discretion to extend the period during which an Incentive Stock Option is exercisable shall only apply if and to the extent that (i) the Participant was entitled to exercise such option on the date of termination and (ii) such option would not have expired had the Participant continued to be employed by the Company or a Subsidiary. To the extent that the aggregate Fair Market Value of shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not Incentive Stock Options.

7.              Listing, Registration and Compliance with Laws and Regulations.  Each Option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any federal, state or foreign securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Option or the issue or purchase of shares thereunder, no such Option may be exercised or paid in shares of Common Stock in whole or in part unless such listing, registration, qualification, consent or approval (a “Required Listing”) shall have been effected or obtained, and the holder of each such Option will supply the Company with such certificates, representations and information as the Company shall request which are reasonably necessary or desirable in order for the Company to obtain such Required Listing, and shall otherwise cooperate with the Company in obtaining such Required Listing. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may at any time impose any limitations upon the exercise of an Option which, in the Committee’s discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal, state or foreign regulatory requirements to reduce the period during which any Option may be exercised, the Committee may, in its discretion and without the consent of the holders of any such Option, so reduce such period on not less than 15 days’ written notice to the holders thereof.

8.              Adjustment for Change in Common Stock.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in Common Stock, the Committee shall make appropriate changes in the number and type of shares authorized by this Plan, the number and type of shares covered by outstanding Options and the prices specified therein.

9.              Taxes.  The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due with respect to any amount payable and/or shares issuable under this Plan, and the Company may defer any such payment or issuance unless and until indemnified to its satisfaction.

10.       Termination and Amendment.  The Committee at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan, except that it may not, without further approval by the Company’s stockholders, (a) increase the maximum number of shares as to which Options may be granted under this Plan, except pursuant to Section 8 above or (b) extend the term of this Plan; provided that, subject to the other provisions hereof, the Committee may not change any of the terms of a written agreement with respect to an Option between the Company and the holder of such Option in a manner which would have a material adverse effect on the holder of such Option without the approval of the holder of such Option. No Options shall be granted or shares of Common Stock issued hereunder after the tenth anniversary of the Effective Date; provided that, if the term of this Plan is otherwise extended, no Incentive Stock Options shall be granted hereunder after the tenth anniversary of the original Effective Date.

11.       Participant Acknowledgments.  In connection with the grant of any Option and/or the issuance of any Common Stock pursuant to this Plan, each Participant acknowledges and agrees, that as a condition to any such grant or issuance:

(a)         The Company will have no duty or obligation to disclose to any Participant, and no Participant will have any right to be advised of, any material information regarding the Company or its Subsidiaries at any time prior to, upon or in connection with the repurchase of any Option Shares upon the termination of such Participant’s employment with the Company or its Subsidiaries or as otherwise provided under this Plan or any written agreement evidencing the grant of any Option or the issuance of any shares of Common Stock.

(b)         Neither the grant of any Option, the issuance of any Common Stock nor any provision contained in this Plan or in any written agreement evidencing the grant of any Option or the issuance of any Common Stock shall entitle such Participant to remain in the employment of the Company or its Subsidiaries or affect the right of the Company to terminate any Participant’s employment at any time for any reason.

(c)          Such Participant will have consulted, or will have had an opportunity to consult with, independent legal counsel regarding his or her rights and obligations under this Plan and any written agreement evidencing any grant of any Option and he or she fully understands the terms and conditions contained herein and therein.

(d)         Prior to the purchase of any shares of Common Stock pursuant to this Plan or any written agreement evidencing the purchase of any shares of Common Stock, such Participant will deliver to the Company an executed consent from such Participant’s spouse (if any) in the form of Exhibit A attached hereto. If, at any time subsequent to the date such Participant purchases any shares of Common Stock and prior to the occurrence of a Termination Event, such Participant becomes legally married (whether in the first instance or to a different spouse), such Participant shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit A attached hereto. Such Participant’s failure to deliver the Company an executed consent in the form of Exhibit A at any time when such Participant would otherwise be required to deliver such consent shall constitute such Participant’s continuing representation and warranty that such Participant is not legally married as of such date. At the request of the Company, all Participants shall execute a joinder to any stockholders agreement among the equityholders of the Company then in effect.

12.       Repurchase Option.

(a)         Repurchase Option.  If a Participant is no longer employed (or in the case of a Participant who was not an employee, the date on which such Participant is no longer acting as a director or officer of, or consultant or advisor to, the Company or any of its Subsidiaries) by the Company or its Subsidiaries for any reason, the Option Shares (whether held by such Participant or one or more transferees of such Participant, other than the Company or any Investor) will be subject to repurchase by the Investors and the Company (each of the aforementioned solely at their option) pursuant to the terms and conditions set forth in this Section 12 (the “Repurchase Option”).

(b)         Repurchase Price.  Following the Termination Date, the Investors and the Company may elect to repurchase all or any portion of the Option Shares at a price per share equal to (i) Original Cost, in the event of Participant’s termination for Cause, or in the event Participant resigns without Good Reason, or in the event Participant engages in a Competitive Activity prior to the repurchase date, or (ii) Fair Market Value (as of the date of repurchase), in the event of the Participant’s termination without Cause or in the event Participant resigns for Good Reason, provided that if Participant engages in a Competitive Activity following the Termination Date, Participant shall pay to the Company the difference between the Fair Market Value (as of the date of repurchase) and the Original Cost, if any. In the event any rights pursuant to the Repurchase Option may arise, the Company will promptly notify the Investors thereof.

(c)          Repurchase Procedures.  Subject to Section 12(b), each Investor may elect to exercise the Repurchase Option to purchase up to its pro rata share (determined based upon the number of shares of Common Stock then held by each such Investor) by delivering written notice (the “Initial Repurchase Notice”) to the holder or holders of the Option Shares, the Company and the other Investors no later than 180 days after the later of (i) the Termination

Date and (ii) the 181st day following the acquisition of the Option Shares subject to such repurchase. To the extent that any of the Investors do not elect to repurchase their full allotment of Option Shares no later than the fifth business day following delivery of the first Initial Repurchase Notice delivered by any Investor (and, immediately following the completion of such fifth business day, the Company will notify in writing each of the Investors if any of the Investors have not elected to purchase their full allotment of Option Shares), the other Investors shall be entitled to purchase all or any portion of the remaining Option Shares by providing notice (the “Supplemental Repurchase Notice”) to each of the parties receiving the Initial Repurchase Notice within 10 business days following the delivery of the first Initial Repurchase Notice delivered by any Investor; provided that if in the aggregate such Investors elect to purchase more than the remaining available Option Shares, such remaining available Option Shares purchased by each Investor will be reduced on a pro rata basis based upon the number of shares of Common Stock then held by each electing Investor. To the extent that, after giving effect to the reoffer pursuant to the immediately preceding sentence, any portion of the Option Shares are not being repurchased by the Investors, the Company may exercise the Repurchase Option for the remaining Option Shares by delivering written notice (a “Company Repurchase Notice” and together with the Initial Repurchase Notice and Supplemental Repurchase Notice, a “Repurchase Notice”) to the holder or holders of the applicable Option Shares within 10 business days of the expiration of the latest period during which the Investors were entitled to deliver Repurchase Notices. Each Repurchase Notice will set forth the number of Option Shares to be acquired from such holder(s), the aggregate consideration to be paid for such Option Shares and the time and place for the closing of the transaction. If any Option Shares are held by any transferees of a Participant, the Investors and the Company, as the case may be, will purchase the shares elected to be purchased from all such holder(s) of Option Shares, pro rata according to the number of Option Shares held by each such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share). If Option Shares of different classes are to be purchased pursuant to the Repurchase Option and such Option Shares are held by any transferees of a Participant, the number of shares of each class of Option Shares to be purchased will be allocated among all such holders, pro rata according to the total number of Option Shares to be purchased from such Persons.

(d)         Closing.  The closing of the transactions contemplated by this Section 12 will take place on the date designated in the applicable Repurchase Notice, which date will not be more than 90 days after the delivery of such notice. Each Investor will pay for the Option Shares to be purchased by it by, at its option, wire transfer of immediately available funds or delivery of a check payable to the holder of such Option Shares. The Company will pay for the Option Shares to be purchased by it by first offsetting amounts outstanding under any bona fide debts owing by such Participant to the Company or any of its Subsidiaries, now existing or hereinafter arising (irrespective as to whether such amounts are owing by the holder of such Option Shares), and will pay the remainder of the purchase price by, at its option, (i) wire transfer of immediately available funds, (ii) delivery of a check payable to the holder of such Option Shares, (iii) a subordinated promissory note payable in three equal annual installments commencing on the first anniversary of the closing of such purchase and bearing interest at a rate per annum equal to 5% or (iv) a combination of (i), (ii) and (iii), in the aggregate amount of the purchase price for such shares. Notwithstanding anything to the contrary contained herein, all repurchases of Option Shares by the Company will be subject to applicable restrictions contained in the corporation law of the Company’s jurisdiction of incorporation and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Option Shares hereunder which the Company is otherwise entitled to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions. The Investors and/or the Company, as the case may be, will receive customary representations and warranties from each seller regarding the sale of the Option Shares, including, but not limited to, representations that such seller has good and marketable title to the Option Shares to be transferred free and clear of all liens, claims and other encumbrances.

13.  Restrictions on Transfer.

(a)   Transfer of Option Shares.  No Participant may sell, transfer, assign, pledge, encumber or otherwise dispose of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest (legal or beneficial) in any Option Shares (a “Transfer”) except Transfers pursuant to Sections 12, 13(b), 16 or 17 hereof (or as otherwise set forth in any written agreement with respect to the issuance of Options between the Company and such Participant), in each case pursuant to the terms and limitations set forth therein.

(b)   Certain Permitted Transfers.  The restrictions contained in Section 13(a) will not apply with respect to Transfers of Option Shares by a Participant (i) to its Affiliates, (ii) pursuant to Section 16, (iii) pursuant to Section 17, or (iv) pursuant to applicable laws of descent or distribution or among a Participant’s Family Group; provided that the restrictions contained in this Plan will continue to apply to the Option Shares after any Transfer pursuant to clause (i) or (iv) above and each transferee of such Option Shares shall agree in writing, prior to and as a condition precedent to the effectiveness of such Transfer, to be bound by the provisions of this Plan, without modification or condition, subject only to the consummation of the Transfer. Upon the Transfer of Option Shares pursuant to clause (i) or (iv) of this Section 13(b), the transferring Participant will deliver a written notice to the Company and the Investors, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include an original counterpart of the agreement of such transferee(s) to be bound by this Plan. Notwithstanding the foregoing, no Participant shall avoid the provisions of this Plan by making one or more transfers to one or more transferees permitted under clause (i) above and then disposing of all or any portion of such Participant’s interest in such transferee. “Family Group” means a Participant’s spouse and descendants (whether by birth or adoption) and any trust solely for the benefit of such Participant and/or such Participant’s spouse and/or such Participant’s descendants (by birth or adoption), parents or dependents, or any charitable trust the grantor of which is such Participant and/or a member of the Participant’s Family Group. Any transferee of Option Shares pursuant to a transfer in accordance with the provisions of this Section 13(b) is herein referred to as a “Permitted Transferee.”

(c)   Termination of Restrictions.  The rights and restrictions on the transfer of Option Shares set forth in this Section 13 will continue with respect to each Option Share until the earlier of (i) the consummation of an Approved Sale (as defined below) and (ii) the consummation of an IPO.

14.  Additional Restrictions on Transfer.

(a)   The certificates representing the Option Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE ISSUER’S 2016 STOCK OPTION PLAN AND A WRITTEN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF SUCH SECURITIES, COPIES OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b)   No holder of Option Shares may sell, transfer or dispose of any Option Shares (except pursuant to an effective registration statement under the Securities Act) without first, if requested by the Company, delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel shall be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such transfer.

(c)   No holder of Option Shares will effect any public sale or distribution (including sales pursuant to Rule 144 of the Securities Act) of any Option Shares or of any other equity securities of the Company, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten public offering of the Company’s securities, except as part of such underwritten public offering. The restrictions on transfer set forth in this Section 14(c) shall continue with respect to each Option Share and each other security, option or right described in the preceding sentence until the date on which such security has been transferred pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k)) adopted under the Securities Act.

15.  Definition of Option Shares.  For all purposes of this Plan, Option Shares will continue to be Option Shares in the hands of any holder other than such Participant (except for the Company, the Investors or purchasers pursuant to an offering registered under the Securities Act or purchasers pursuant to a Rule 144 transaction (other than a Rule 144(k) transaction occurring prior to the time of a closing of an IPO)), and each such other holder of Option Shares will succeed to all rights and obligations attributable to such Participant as a holder of Option Shares hereunder and under any separate written agreement between the Company and such Participant. Option Shares will also include shares of the Company’s capital stock issued with respect to Option Shares by way of a share split, share dividend or other recapitalization.

16.  Sale of the Company.

(a)   If the holders of a majority of the Company Stock held by the Investors (the “Requisite Holders”) approve (i) a sale of all or a majority of the Company’s assets determined on a consolidated basis or a sale of a majority of the Company’s outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties or (ii) a Transfer of any shares of Company Stock in connection with a Strategic Transaction (collectively an “Approved Sale”), each holder of Option Shares shall vote for (to the extent entitled to vote) at a shareholders meeting or by written consent, and shall consent to and raise no objections against, the Approved Sale and the process by which such Approved Sale is arranged. If the Approved Sale is structured as (x) a merger or consolidation, each holder of Option Shares shall waive all dissenters’ rights, appraisal rights and similar rights in connection with such merger or consolidation, (y) a sale of assets, each holder of Option Shares shall vote in favor of the dissolution and liquidation of the Company following consummation of the Approved Sale if requested by such Requisite Holders or (z) a sale of Company Stock, each holder of Option Shares shall agree to sell and surrender all of such holder’s Option Shares at the same price and on the same other terms and conditions, as applicable, as approved by such Requisite Holders. The Company and holders of Option Shares shall take all necessary or desirable actions reasonably requested in good faith by such Requisite Holders in connection with the consummation of the Approved Sale, and execute all agreements, documents and instruments in connection therewith, as reasonably requested in good faith by such Requisite Holders (including, without limitation, (i) with respect to the Company, providing potential purchasers with reasonable due diligence access to the books and records, personnel and facilities of the Company and its Subsidiaries (subject to customary confidentiality provisions) in order to facilitate an Approved Sale, (ii) with respect to holders of Option Shares who are also employees of the Company or any Subsidiary, entering into confidentiality, non-competition, non-solicitation and non-hire agreements requested by the proposed purchaser and (iii) with respect to all holders of Option Shares, entering into a sale contract, letters of transmittal and similar agreements and instruments as reasonably required in good faith by such Requisite Holders pursuant to which each holder shall: (A) severally (but not jointly) make such indemnities regarding the Company and its Subsidiaries and their assets, liabilities and businesses (the “Company Reps”) as approved by such Requisite Holders and (B) solely on behalf of such holder, make such representations, warranties, covenants and indemnities concerning such holder and the Option Shares to be sold by such holder as may be set forth in any agreement approved by such Requisite Holders (the “Holder Reps”); provided that the allocable share of any holder of Option Shares for any amounts payable in connection with any claim by the purchaser for a breach of the Company Reps (any such amount payable, a “Company Loss”) shall be determined in accordance with Section 16(c), and if any holder of Option Shares pays for more than such holder’s allocable share of a Company Loss (such overpayment, the “Excess Amount”), then each other holder of Company Stock shall promptly contribute to such holder an amount equal to such other holder’s pro rata share of such Excess Amount as determined in accordance with Section 16(c)). Notwithstanding anything to the contrary contained herein, no holder of Option Shares shall be liable for Company Losses in the aggregate (taken together with aggregate indemnification losses with respect to the Holder Reps) in an amount greater than such holder’s pro rata share (based upon the total consideration received for the Company Stock in the Approved Sale) of the total consideration paid by the buyer in respect of the Approved Sale

(including all amounts paid to repay indebtedness of the Company and its Subsidiaries in connection with such Approved Sale).

(b)   The obligation of each holder of Option Shares with respect to an Approved Sale shall be subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Option Shares (in its capacity as such) shall have the right to receive with respect to each applicable class thereof the same form and amount of consideration; (ii) if any holders of a class of Company Stock are given an option as to the form and amount of consideration to be received, each holder of such class of Option Shares shall be given the same option (other than, in the case of clause (i) or this clause (ii), any consideration, option, right or benefit to be received by a holder on account of such individual’s employment relationship with the Company and its Subsidiaries (e.g., a stay bonus, noncompetition agreement, right to reinvest or roll over equity, etc.)); and (iii) each holder of Options shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such class of Company Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Company Stock received by holders of such class of Company Stock in connection with the Approved Sale less the exercise price per share of such class of Option Shares of such rights to acquire such class of Company Stock by (2) the number of shares of such class of Company Stock represented by such rights.

(c)   In the event an Approved Sale occurs (whether pursuant to this Section 16 or otherwise), each holder of Option Shares shall receive in exchange for such Option Shares held by such holder an amount (the “Sale Proceeds Amount”) equal to the amount that such holder would have received in respect of such holder’s Option Shares if the aggregate consideration (after satisfaction or assumption of all debts and liabilities) from such Approved Sale had been distributed by the Company in accordance with the order of priority as set forth in the Company’s Certificate of Incorporation (and, if less than all of the Company Stock is included in such transaction, then the allocation of such aggregate net consideration shall be determined as if the stock included in such transaction was all of the Company Stock then outstanding, and for purposes of this Section 16(c), the terms of the Company’s Certificate of Incorporation shall be interpreted consistent with this assumption). The allocable share of each holder of Option Shares of any Company Loss shall be an amount equal to the amount by which such holder’s Sale Proceeds Amount would have been reduced had the aggregate consideration from such Approved Sale been distributed by the Company in accordance with the immediately foregoing sentence after deducting from such aggregate consideration the aggregate amount of such Company Loss. The Company shall pay all transaction costs associated with any Approved Sale to the extent such costs are incurred for the benefit of all holders of Company Stock (as determined by the Board). To the extent such costs are not incurred by the Company prior to the distribution to the holders of Option Shares of proceeds from any Approved Sale or by the acquiring company, such costs shall be borne by each holder of Option Shares according to such holder’s pro rata share (based upon the total consideration received for the Company Stock in the Approved Sale) of the costs of any Approved Sale. Expenses incurred by any holder of Option Shares on its own behalf (and not simultaneously for the benefit of all other holders of Company Stock as approved by the Board) shall not be considered expenses of the transaction and shall be the sole responsibility of such holder. Each holder of Option Shares shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such Approved Sale, merger or Transfer as reasonably requested in good faith by the Requisite Holders.

(d)   If the Company or the holders of Option Shares enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including, without limitation, a merger, consolidation or other reorganization), the holders of Option Shares shall at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission) reasonably acceptable to the Company. If any holder of Option Shares appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any holder of Option Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.

(e)   If any holder of Option Shares does not, in connection with an Approved Sale, execute and/or deliver all transfer and other documents required to be executed and/or delivered, and take all other actions required to be taken, by such holder pursuant to this Section 16 in respect of all of the Option Shares held by such holder, such defaulting holder shall be deemed to have irrevocably appointed each and any member of the Board (or any officer appointed by the Board), acting individually, to be such holder’s agent and attorney-in-fact to execute and/or deliver all necessary transfer and other documents, and take all other necessary actions, on such holder’s behalf in connection with such Approved Sale.

(f)    The provisions of Sections 16(b), (c) and (d) hereof will terminate on the first to occur of (i) the consummation of an IPO and (ii) the consummation of an Approved Sale (except as such provisions relate to any such Approved Sale).

17.  Public Offering.  If the Board and the Requisite Holders approve an IPO, the holders of Option Shares will take all reasonably necessary or desirable actions in connection with the consummation of the IPO. If the IPO is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure will adversely affect the marketability of the offering, each holder of Option Shares will consent to and vote for a recapitalization, reorganization and/or exchange of the shares of Company’s capital stock into securities that the managing underwriters, the Board and the holders of a majority of the Common Stock then held by the Investors find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to the IPO. The provisions of this Section 17 and all references to the defined term “IPO” in this Plan will apply, mutatis mutandis, to (i) any initial public offering and sale of any common stock of any Subsidiary of the Company and the liquidation of the Company into any such Subsidiary in connection therewith and (ii) any Solvent Reorganization approved by the Board. In connection with any such public offering and sale of any common stock of any Subsidiary of the

Company, the Company shall liquidate into such Subsidiary or take other appropriate action to distribute the securities of such Subsidiary.

18.  Transfers in Violation of Plan.  Any transfer or attempted transfer of any Option Shares in violation of any provision of this Plan shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Option Shares as the owner of such shares for any purpose.

19.  Severability.  Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.  Remedies.  Each of the Company, any Participant and the Investors will be entitled to enforce its rights under this Plan specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Plan and to exercise all other rights existing in its favor. Each Participant and the Company acknowledges and agrees that money damages may not be an adequate remedy for any breach of the provisions of this Plan and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Plan.

21.  Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

22.  Governing Law.  All issues concerning this Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision of rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Company and each Participant submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any lawsuit under this Plan and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the Company and each Participant waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with the notice requirements set forth in this Plan, and service so made will be deemed to be completed on the date of actual receipt. Each of the Company and each Participant consents to service of process as aforesaid. Nothing in this Plan will prohibit personal service in lieu of the service by mail contemplated herein.

23.  Notices.  Any notice required or permitted under this Plan or any agreement executed and delivered in connection with this Plan shall be in writing and shall be either delivered by facsimile (which shall be effective upon receipt of confirmation of successful transmission), personally delivered, or mailed by first class mail, return receipt requested, to any Participant at the address indicated in the Company’s records for such Person, and to the Company at the facsimile number and address below indicated:

Notices to the Company:

Roaring Fork Holding, Inc.
c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Fax:	(415) 765-6666
Attention:	David A. Breach (dbreach@vistaequitypartners.com)
Michael Fosnaugh (mfosnaugh@vistaequitypartners.com)

With a copy to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Fax:	(415) 439-1500
Attention:	Stuart E. Casillas, P.C. (stuart.casillas@kirkland.com)

or such other facsimile number or address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Plan shall be deemed to have been given when so delivered or mailed.

*   *   *   *   *

EXHIBIT A

SPOUSAL CONSENT

The undersigned spouse hereby acknowledges that I have read the following agreements to which my spouse is a party:

Roaring Fork Holding, Inc. 2016 Stock Option Plan

Stock Option Agreement

and that I understand their contents. I am aware that such agreements provide for the repurchase of certain of my spouse’s capital stock of Roaring Fork Holding, Inc. (the “Company”) under certain circumstances and impose other restrictions on such capital stock. I agree that my spouse’s interest in such capital stock is subject to the agreements referred to above and the other agreements referred to therein and any interest I may have in such capital stock shall be irrevocably bound by these agreements and the other agreements referred to therein and further that my community property interest (if any) shall be similarly bound by these agreements.

The undersigned spouse irrevocably constitutes and appoints                  (the “Stockholder”) as the undersigned’s true and lawful attorney and proxy in the undersigned’s name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all capital stock of the Company in which the undersigned now has or hereafter acquires any interest and in any and all capital stock of the Company now or hereafter held of record by the Stockholder (including but not limited to, the right, without further signature, consent or knowledge of the undersigned spouse, to exercise or not to exercise any and all options under any appropriate agreements and to exercise amendments and modifications of and to terminate the foregoing agreements and to dispose of any and all such capital stock and options), with all powers the undersigned spouse would possess if personally present, it being expressly understood and intended by the undersigned that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of the Stockholder, or dissolution of marriage and this proxy will not terminate without  consent of the Stockholder and the Company.

Stockholder:	Spouse of Stockholder:

Signature	Signature

Printed Name	Printed Name

Date	Date

SUBSCRIBED AND SWORN to

before me this          day

of            , 20

My Commission Expires

Notary Public